Amendment dated April 26, 2023 to the Pricing Supplements for the Notes set forth in Annex A (To the applicable Prospectus and Prospectus Supplement set forth below)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265158

Barclays Bank PLC

Global Medium-Term Notes, Series A

This amendment amends and supplements the applicable Pricing Supplement for each issuance of notes of Barclays Bank PLC set forth in Annex A to this amendment (each, a “Series”), which have payments indexed to one or more USD LIBOR ICE Swap Rates, to address the determination of the interest payable on the Notes after June 30, 2023. The terms of each Series are as described in the pricing supplement relating to that Series (each, a “Pricing Supplement”) subject to the specific amendments described in this amendment. Terms used but not defined herein have the meanings given to them in the applicable Pricing Supplement.

On November 14, 2022, ICE Benchmark Administration (“IBA”) announced that it will cease the publication of all USD LIBOR ICE Swap Rates immediately after publication on June 30, 2023. The Alternative Reference Rates Committee (the “ARRC”) convened by the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York has proposed a suggested fallback formula for USD LIBOR ICE Swap Rates. The ARRC’s suggested fallback formula references the USD SOFR ICE Swap Rate, adds the ISDA fallback spread adjustment for 3-month USD LIBOR (26.161 bps) and applies technical adjustments to account for differences in payment frequency and day count conventions between USD LIBOR and SOFR swaps.

As further described in this amendment, Barclays Bank PLC is amending the terms of each Series to provide that the replacement rate for interest periods with a CMS Determination Date that is after June 30, 2023 will be equal to the greater of (i) the interest rate as calculated using the applicable Reference Rate determined pursuant to the original terms of that Series, and (ii) the interest rate as calculated using the suggested ARRC fallback formula described above (as published by IBA or any replacement or successor, if so published; otherwise, as calculated by the calculation agent).

Amendments to the Terms of Each Series of Notes

Interest Rate or Interest Rate Formula

The definition of “Interest Rate” or “Interest Rate Formula,” as applicable, set forth in the Pricing Supplement for each Series is amended by adding the following at the end thereof:

“Notwithstanding the foregoing, for each Interest Period that has an Interest Determination Date that is after June 30, 2023, the interest rate per annum will be equal to the product of (1) the Multiplier and (2) the greater of (a) the Reference Rate and (b) the SOFR ISR Reference Rate, subject to the Minimum Interest Rate and the Maximum Interest Rate.”

Additional Terms Applicable to Each Series

The following additional terms will apply to each Series:

SOFR ISR Reference Rate:

For each Series, SOFR ISR Reference Rate has the meaning set forth in Annex A to this amendment, where:

•  “30-Year Formula Rate” for any Interest Reset Date is the Formula Rate for that Interest Reset Date with a designated maturity of 30 years;

•  “10-Year Formula Rate” for any Interest Reset Date is the Formula Rate for that Interest Reset Date with a designated maturity of 10 years;

•  “5-Year Formula Rate” for any Interest Reset Date is the Formula Rate for that Interest Reset Date with a designated maturity of 5 years; and

•  “2-Year Formula Rate” for any Interest Reset Date is the Formula Rate for that Interest Reset Date with a designated maturity of 2 years.

We refer to each Series for which the SOFR ISR Reference Rate is equal to the difference between two Formula Rates of different designated maturities minus the Fixed Percentage Amount as a “SOFR ISR Spread Series.”

Formula Rate:

For any Interest Reset Date, the Formula Rate with a specified designated maturity will equal:

,

where “SOFR ISR” for any Interest Reset Date means the fixed rate of interest payable on a U.S. dollar interest rate swap, with a maturity equal to the specified designated maturity, that references the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), as reported on the relevant Designated SOFR ISR Page, as of approximately 11:00 a.m. New York City time on the SOFR ISR Determination Date for that Interest Reset Date, as determined by the Calculation Agent, subject to the provisions set forth in Annex B to this amendment.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a rate administrator acceptable to the Calculation Agent purports to publish the Formula Rate for general use by market participants and such published rate is not characterized by that rate administrator as a “beta” rate, then the Calculation Agent may in its sole discretion use such published rate as the Formula Rate, without independent verification of the calculation of the Formula Rate.

Designated SOFR ISR Page:	Bloomberg screen page USISSO02 (in the case of a designated maturity of 2 years), USISSO05 (in the case of a designated maturity of 5 years), USISSO10 (in the case of a designated maturity of 10 years) or USISSO30 (in the case of a designated maturity of 30 years), as applicable, or any other page that replaces that page on that service or any successor or replacement service
SOFR ISR Determination Date:	Two U.S. Government Securities Business Days prior to the relevant Interest Reset Date
U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association (or any successor or replacement organization) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Investing in the Notes involves a number of risks. See “Risk Factors” in the applicable prospectus supplement, “Selected Risk Factors” in the applicable Pricing Supplement and “Additional Risk Factors” beginning on page 2 of this amendment.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this amendment or any Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Additional Documents Related to the Notes

You should read this amendment and the applicable Pricing Supplement in Table 1 of Annex A together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 1 of Annex A are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

You should read this amendment and the applicable Pricing Supplement in Table 2 of Annex A together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 2 of Annex A are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

You should read this amendment and the applicable Pricing Supplement in Table 3 of Annex A together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Global Medium-Term Notes, Series A, of which the Notes in Table 3 of Annex A are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this amendment, “we,” “us” and “our” refer to Barclays Bank PLC.

Additional Risk Factors

An investment in the Notes involves significant risks. Additional risks that apply to an investment in the Notes are summarized below, but we urge you to read the explanation of risks relating to the Notes generally in the “Risk Factors” section of the applicable prospectus supplement and the “Selected Risk Factors” section in the applicable Pricing Supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	The Reference Rate is likely to be a fixed amount for each Interest Period that has an Interest Determination Date that is after June 30, 2023 — In March 2021, the UK’s Financial Conduct Authority and IBA announced that, following June 30, 2023, 3-month USD LIBOR (“LIBOR”) will no longer be published or will be published on a non-representative basis. In addition, in November 2022, IBA announced that it will cease the publication of all USD LIBOR ICE Swap Rates immediately after publication on June 30, 2023.

Under the terms of the Notes, if a relevant USD LIBOR ICE Swap Rate is not available, the Calculation Agent is to seek to determine a rate based on market quotations from swap dealers. Due in part to LIBOR no longer being published on a representative basis after June 30, 2023, it is not currently expected that swap dealers will provide market quotations for LIBOR swaps after that date. Under the terms of the Notes, if the Calculation Agent receives fewer than three market quotations, the Reference Rate for the relevant Interest Determination Date will be the Reference Rate for the immediately preceding Interest Determination Date.

Accordingly, for each Interest Period that has an Interest Determination Date that is after June 30, 2023, the Reference Rate is likely to be a fixed amount calculated based on the relevant USD LIBOR ICE Swap Rate(s) last published on or before June 30, 2023. Under these circumstances, the Reference Rate will not reflect any potential increases that might have occurred had the relevant USD LIBOR ICE Swap Rate(s) continued to be published. As a result, while the Interest Rate will be calculated based on the greater of the Reference Rate and the SOFR ISR Reference Rate, only the SOFR ISR Reference Rate is expected to fluctuate over time.

Risks Relating to the SOFR ISR Reference Rate

•	With respect to each SOFR ISR Spread Series, the SOFR ISR Reference Rate is currently negative and may not become positive during the term of the Notes — The SOFR ISR Reference Rate for a SOFR ISR Spread Series is equal to (i) the difference between two Formula Rates of different designated maturities (such difference, a “swap rate spread”) minus (ii) the Fixed Percentage Amount for that Series, as set forth in Annex A to this amendment. The swap rate spread, and therefore the SOFR ISR Reference Rate, with respect to each SOFR ISR Spread Series is currently negative, and the swap rate spread may not increase, or “widen,” above 0% and may decline, or “narrow,” further during the term of the Notes, as a result of the factors described under “—The swap rate spread with respect to a SOFR ISR Spread Series will be affected by a number of factors and may be volatile” below.

If the swap rate spread with respect to a SOFR ISR Spread Series is zero or negative on any SOFR ISR Determination Date (meaning that the Formula Rate with a longer designated maturity (the “Long Term Formula Rate”) is equal to or less than the Formula Rate with a shorter designated maturity (the “Short Term Formula Rate”) on that SOFR ISR Determination Date), or the swap rate spread is positive but not greater than the applicable Fixed Percentage Amount, the SOFR ISR Reference Rate for the related interest period will be zero or negative. The swap rate spread will narrow if (i) the Long Term Formula Rate decreases or remains constant while the Short Term Formula Rate increases or (ii) the Long Term Formula Rate decreases while the Short Term Formula Rate increases or remains constant. However, even if the Formula Rates move in the same direction (i.e., both Formula Rates are increasing or decreasing at the same time), the swap rate spread will narrow if (i) the Short Term Formula Rate increases by more than the Long Term Formula Rate increases or (ii) the Long Term Formula Rate decreases by more than the Short Term Formula Rate decreases. Any of these scenarios increases the likelihood that the swap rate spread will narrow as of a SOFR ISR Determination Date such that the interest payable for the related interest period is less than what would otherwise be payable on a conventional fixed-rate note of comparable maturity.

•	The swap rate spread with respect to a SOFR ISR Spread Series will be affected by a number of factors and may be volatile — In normal market conditions, longer-term swap rates are typically greater than shorter-term swap rates. However, swap rates do not always exhibit this relationship and, at times, longer-term swap rates may be less than shorter-term swap rates. The swap rate spread with respect to each SOFR ISR Spread Series is currently negative and may not widen above 0% and may narrow further over the term of the Series.

Although there is no single factor that determines the spread between swap rates of different maturities, swap rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the swap rate spread for a SOFR ISR Spread Series would likely decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates.

Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of general economic and credit conditions.

A swap rate spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause a swap rate spread to narrow even in the absence of an increase in short-term interest rates.

•	A SOFR ISR will be affected by a number of factors and may be volatile — Many factors may affect a SOFR ISR including, but not limited to:

o	supply and demand for overnight U.S. Treasury repurchase agreements;

o	changes in, or perceptions about, the future swap rates;

o	sentiment regarding underlying strength in the U.S. and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policy regarding interest rates;

o	inflation and expectations concerning inflation;

o	performance of capital markets; and

o	any statements from public government officials regarding the cessation of the swap rates.

These and other factors may have a negative impact on the payments on the Notes (if any) of any Series and on the value of the Notes in the secondary market. Additionally, these factors may cause volatility of a SOFR ISR (and therefore a related SOFR ISR Reference Rate), and volatility of a SOFR ISR (and therefore a related SOFR ISR Reference Rate) may adversely affect your return on the Notes of such Series.

•	SOFR ISRs and SOFR have limited histories and future performance cannot be predicted based on historical performance — The publication of each SOFR ISR began in November 2021, and, therefore, has a limited history. IBA launched the SOFR ISRs for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and swap rates published by IBA that reference LIBOR (“LIBOR ICE Swap Rates”) will have no bearing on the performance of any SOFR ISR or swap rate spread or SOFR.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of any SOFR ISR or swap rate spread and SOFR cannot be predicted based on the limited historical performance. The levels of any SOFR ISR or swap rate spread and SOFR during the term of the Notes of any Series may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to any SOFR ISR or swap rate spread and SOFR, such as correlations, may change in the future. While some pre-publication historical SOFR data has been released by the Federal Reserve Bank of New York (“FRBNY”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of any SOFR ISR or swap rate spread or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of any SOFR ISR or swap rate spread or SOFR. Changes in the levels of SOFR will affect the SOFR ISR Reference Rate with respect to a Series and, therefore, the return on the Notes of that Series and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or any SOFR ISR or swap rate spread will be positive.

•	Any failure of SOFR to maintain market acceptance could adversely affect the Notes of each Series — SOFR may fail to maintain market acceptance. SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Further, other index providers are developing products that are perceived as competing with SOFR. It is possible that market participants will prefer one of these competing products and that such competing products may become more widely accepted in the marketplace than SOFR. To the extent market acceptance for SOFR as a benchmark for floating-rate notes declines, the return on and value of the Notes and the price at which investors can sell the Notes in the secondary market could be adversely affected. Investors in notes linked to SOFR, SOFR-based swap rates or the spread between two SOFR-based swap rates may not be able to sell those notes at all or may not be able to sell those notes at prices that will provide them with a yield comparable to similar investments that continue to have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

•	There is no guarantee that the SOFR ISRs will be comparable substitutes, successors or replacements for LIBOR ICE Swap Rates — In November 2021, IBA launched SOFR ISRs for use as reference rates for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. Both the SOFR ISRs and LIBOR ICE Swap Rates are determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions and is not the economic equivalent of LIBOR. While SOFR is a secured rate, LIBOR is an unsecured rate, and while SOFR is an overnight rate, LIBOR represents interbank funding for a specified term. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, bank credit risk, market volatility or global or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. For the same reasons, there is no guarantee that the SOFR ISRs will be comparable substitutes, successors or replacements for LIBOR ICE Swap Rates.

•	A SOFR ISR and the manner in which a SOFR ISR is calculated may change in the future — Interest rates and indices that are deemed to be “benchmarks,” including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which any SOFR ISR is calculated will continue in its current form. Any changes in the method of calculation of a SOFR ISR could reduce a related SOFR ISR Reference Rate and thus have a negative impact on the payments on the Notes of each affected Series and on the value of such Notes in the secondary market.

•	The administrator of SOFR may make changes that could adversely affect the level of SOFR or discontinue SOFR and has no obligation to consider your interest in doing so — The FRBNY (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of SOFR. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing SOFR. These changes may result in a modified calculation method for any SOFR ISR, which could reduce a related SOFR ISR Reference Rate. Such reduction of a SOFR ISR Reference Rate will adversely affect the payments on the Notes of each affected Series, which may adversely affect the trading prices of such Notes.

•	A SOFR ISR with respect to a Series may be determined by the Calculation Agent in its sole discretion — If a SOFR ISR is not displayed by approximately 11:00 a.m. New York City time on its Designated SOFR ISR Page on any SOFR ISR Determination Date with respect to a Series and there has been no Benchmark Transition Event, then that SOFR ISR for that day for that Series will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the applicable Designated SOFR ISR Page, or any source it deems reasonable from which to estimate that SOFR ISR, in its sole discretion. In addition, if a Benchmark Transition Event occurs with respect to a SOFR ISR and the Calculation Agent determines that there is no such Alternative Swap Rate for that SOFR ISR as of any SOFR ISR Determination Date with respect to a Series, then the Calculation Agent, after consulting such sources as it deems comparable to the applicable Designated SOFR ISR Page, or any source it deems reasonable from which to estimate that SOFR ISR, will determine that SOFR ISR for that day for that Series in its sole discretion. Any SOFR ISR determined in this manner and used in the determination of the related interest payment may be different from the SOFR ISR that would have been published on the applicable Designated SOFR ISR Page and may be different from other published rates, or other estimated rates, of the affected SOFR ISR, and the Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any such determination.

•	A SOFR ISR may be replaced by a successor or substitute rate and/or be modified by an adjustment formula — If the Calculation Agent determines that a Benchmark Transition Event has occurred with respect to a SOFR ISR on or prior to any SOFR ISR Determination Date with respect to a Series, then that SOFR ISR for that Series will be determined by reference to a different base rate (modified by an Adjustment Formula), which we refer to as an “Alternative Swap Rate,” as further described in Annex B to this amendment. An “Adjustment Formula” is a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) that the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes of the affected Series as a result of the Benchmark Transition Event. Under such circumstances, the Calculation Agent may also specify changes to the terms of the Notes of the affected Series as further described in Annex B to this amendment. The selection of an Alternative Swap Rate for any SOFR ISR for any Series, and any decisions, determinations or elections made by us or the Calculation Agent in accordance with the relevant SOFR ISR fallback provisions, could result in adverse consequences to that SOFR ISR on the applicable SOFR ISR Determination Date, which could adversely affect the return on and the market value of the Notes of that Series. Further, there is no assurance that the characteristics of any Alternative Swap Rate will be similar to the SOFR ISR it replaces, or that any Alternative Swap Rate will produce the economic equivalent of the SOFR ISR it replaces. No assurance can be provided that the occurrence of a Benchmark Transition Event will not result in economic prejudice to holders of the Notes.

ANNEX A

This amendment applies to all Notes issued by Barclays Bank PLC specified in the table below.

Table 1
Name of Series	CUSIP	SOFR ISR Reference Rate	Pricing Supplement
Callable CMS Steepener Notes due July 28, 2031	06738KMX6	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated June 28, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911037084/a11-13677_61424b2.htm
Callable CMS Steepener Notes due August 31, 2031	06738KQS3	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated August 29, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911049195/a11-23412_57424b2.htm
Callable CMS Steepener Notes due September 30, 2031	06738KTB7	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated September 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911053681/a11-25368_50424b2.htm
Callable CMS Steepener Notes due September 30, 2031	06738KVE8	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated September 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911053615/a11-25368_49424b2.htm
Callable CMS Steepener Notes due November 1, 2031	06738KWX5	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated October 26, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911058709/a11-27325_51424b2.htm
Capped Callable CMS Steepener Notes due March 21, 2033	06741TPR2	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated March 19, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913022245/a13-6709_34424b2.htm
Capped Callable CMS Steepener Notes due March 28, 2033	06741TRP4	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated March 22, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913024094/a13-6709_42424b2.htm
Capped Callable USD CMS Spread Steepener Notes due April 9, 2028	06741TRR0	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated April 4, 2013: http://www.sec.gov/Archives/edgar/data/312070/000089109213003078/e53037_424b2.htm
Capped Callable CMS Steepener Notes due April 19, 2033	06741TSE8	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated April 17, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913030288/a13-9244_41424b2.htm
Capped Callable USD CMS Spread Steepener Notes due May 10, 2028	06741TUA3	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated May 7, 2013: http://www.sec.gov/Archives/edgar/data/312070/000089109213004366/e53634_424b2.htm
Capped Callable CMS Steepener Notes due May 3, 2033	06741TUB1	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated April 26, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913033687/a13-9244_56424b2.htm

A-1

Capped Callable CMS Steepener Notes due May 31, 2033	06741TVK0	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated May 28, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913045213/a13-11451_40424b2.htm
Capped Callable CMS Steepener Notes due June 17, 2033	06741TWH6	30-Year Formula Rate minus 5-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated May 29, 2013: http://www.sec.gov/Archives/edgar/data/312070/000110465913045836/a13-11451_63424b2.htm

Table 2
Name of Series	CUSIP	SOFR ISR Reference Rate	Pricing Supplement
Callable CMS Steepener Notes due February 25, 2031	06738KAM3	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated February 23, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511043289/d424b2.htm
Callable CMS Steepener Notes due March 21, 2031	06738KCM1	10-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated March 16, 2011: http://www.sec.gov/Archives/edgar/data/312070/000110465911015324/a11-7221_31424b2.htm
Callable CMS Steepener Notes due November 29, 2030	06740PC38	10-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated October 28, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510238340/d424b2.htm
Callable CMS Steepener Notes due December 30, 2030	06740PV29	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated December 23, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510288233/d424b2.htm
Callable CMS Steepener Notes due December 30, 2030	06740PYE0	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated December 29, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510290303/d424b2.htm
Callable CMS Steepener Notes due January 27, 2031	06740PZ33	30-Year Formula Rate minus 2-Year Formula Rate minus Fixed Percentage Amount	Pricing Supplement dated January 26, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511014792/d424b2.htm

Table 3
Name of Series	CUSIP	SOFR ISR Reference Rate	Pricing Supplement
Capped and Floored Floating Rate Notes due January 27, 2025	06740JRA0	30-Year Formula Rate	Pricing Supplement dated January 22, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510011809/d424b2.htm

A-2

ANNEX B

If a SOFR ISR is not displayed by approximately 11:00 a.m. New York City time on the Designated SOFR ISR Page on any SOFR ISR Determination Date, the Calculation Agent, after consulting such sources as it deems comparable to that Designated SOFR ISR Page, or any source it deems reasonable from which to estimate that SOFR ISR, will determine that SOFR ISR for that SOFR ISR Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a Benchmark Transition Event has occurred with respect to a SOFR ISR on or prior to any SOFR ISR Determination Date, the Calculation Agent will apply the following provisions:

•	the Calculation Agent will determine an Alternative Swap Rate and, in its sole discretion, the effective date for that Alternative Swap Rate;

•	if an Alternative Swap Rate is determined in accordance with the preceding provisions, that Alternative Swap Rate will be the relevant SOFR ISR for each SOFR ISR Determination Date after the effective date for that Alternative Swap Rate (subject to the subsequent operation of the provisions of this Annex B, and to adjustment as described herein). If the Calculation Agent determines that there is no such Alternative Swap Rate for that SOFR ISR as of any SOFR ISR Determination Date, then the Calculation Agent, after consulting such sources as it deems comparable to the relevant Designated SOFR ISR Page, or any source it deems reasonable from which to estimate that SOFR ISR, will determine that SOFR ISR for that day in its sole discretion;

•	if the Calculation Agent determines that an Adjustment Formula should be applied to any relevant SOFR ISR or Alternative Swap Rate and determines the Adjustment Formula, then that Adjustment Formula will be applied to that SOFR ISR or Alternative Swap Rate, as applicable. If the Calculation Agent is unable to determine, prior to the relevant SOFR ISR Determination Date, such Adjustment Formula, then that SOFR ISR or Alternative Swap Rate will apply without an Adjustment Formula;

•	the Calculation Agent may also specify changes to the terms of the Notes, including but not limited to any relevant spread, day count convention and screen page, definitions of Formula Rate, U.S. Government Securities Business Day, SOFR ISR Determination Date and/or any SOFR ISR, and the method for determining the fallback rate in relation to any SOFR ISR or Alternative Swap Rate, as applicable, in order to follow market practice in relation to that SOFR ISR or Alternative Swap Rate, as applicable, and/or any Adjustment Formula. For the avoidance of doubt, consent of the holders of the Notes will not be required in connection with implementing any Alternative Swap Rate and/or any Adjustment Formula or such other changes, including for the execution of any documents, amendments or other steps by the Issuer, the Trustee or the Calculation Agent (if required); and

•	Barclays Bank PLC will promptly, following the determination of any Alternative Swap Rate and/or any Adjustment Formula, give notice thereof to The Depository Trust Company, which will specify the effective date(s) for that Alternative Swap Rate and/or any Adjustment Formula, as applicable, and any consequential changes made to the terms of the Notes. We will also deliver a copy of that notice to the Trustee for information purposes.

For the purposes of this Annex B, the following definitions apply:

“Adjustment Formula” means a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) for calculating the relevant SOFR ISR or Alternative Swap Rate (as applicable), which the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Transition Event and is the formula or methodology which:

•	the Calculation Agent determines is recognized or acknowledged as being in customary market usage in international debt capital markets transactions which reference that SOFR ISR, where such rate has been replaced by the Alternative Swap Rate (if applicable); or

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•	if no such customary market usage is recognized or acknowledged, the Calculation Agent in its discretion (as applicable), determines to be appropriate.

“Alternative Swap Rate” means the rate that the Calculation Agent determines has replaced the relevant SOFR ISR in customary market usage in the international debt capital markets for the purposes of determining rates of interest in respect of bonds denominated in U.S. dollars, or, at the Calculation Agent’s sole discretion and election, if the Calculation Agent determines that there is no such rate, such other rate as the Calculation Agent determines is a commercially responsible replacement for that SOFR ISR. In determining customary market usage for purposes of determining an Alternative Swap Rate, the Calculation Agent may take into account any guidance or recommendations relating to fallbacks for that SOFR ISR from any Relevant Governmental Body.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current SOFR ISR:

(a)	a public statement or publication of information by or on behalf of the administrator of that SOFR ISR announcing that such administrator has ceased or will cease to provide that SOFR ISR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide that SOFR ISR;

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of that SOFR ISR, the central bank for the currency of that SOFR ISR, an insolvency official with jurisdiction over the administrator for that SOFR ISR, a resolution authority with jurisdiction over the administrator for that SOFR ISR or a court or an entity with similar insolvency or resolution authority over the administrator for that SOFR ISR, which states that the administrator that the SOFR ISR has ceased or will cease to provide that SOFR ISR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide that SOFR ISR;

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of that SOFR ISR announcing that that SOFR ISR is no longer representative; or

(d)	a determination by the Calculation Agent that that SOFR ISR has been permanently or indefinitely discontinued.

“Relevant Governmental Body” means the relevant governmental body or agency with jurisdiction over the relevant then-current SOFR ISR or the administrator thereof.

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